EXHIBIT 99.1

News Release

July 26, 2016

Ashland Inc. reports preliminary financial results for third quarter of fiscal 2016

•	Earnings from continuing operations equal $97 million, or $1.55 per diluted share, a decrease of 16 percent from a year ago
•	Adjusted earnings from continuing operations total $122 million, or $1.95 per diluted share, up 2 percent from a year ago
•	Net income equals $71 million, a decrease of $36 million from a year ago
•	Adjusted EBITDA totals $294 million and adjusted EBITDA margin was 22.8 percent, a 160-basis-point increase from a year ago

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH), a global leader in differentiated specialty chemicals and, through Valvoline, a premium consumer-branded lubricant supplier, today announced preliminary(1) financial results for the fiscal third quarter ended June 30, 2016.

Quarterly Highlights

(in millions except per-share amounts)	Quarter Ended June 30
	2016	2015
Operating income	$175	$196
Key items*	31	11
Adjusted operating income*	$206	$207

Adjusted EBITDA*	$294	$290

Diluted earnings per share (EPS)
From net income	$1.13	$1.56

From continuing operations	$1.55	$1.68
Key items*	0.40	0.23
Adjusted EPS from continuing operations*	$1.95	$1.91

Cash flows provided (used) by operating activities from continuing operations	$185	$(255)
Free cash flow*	107	184

* See Tables 5, 6 and 7 for Ashland definitions and U.S. GAAP reconciliations.

For the quarter ended June 30, 2016, Ashland reported income from continuing operations of $97 million, or $1.55 per diluted share, on sales of nearly $1.3 billion. These results included four key items that together reduced income from continuing operations by approximately $25 million, net of tax, or $0.40 per diluted share. For the year-ago quarter, Ashland reported income from continuing operations of $115 million, or $1.68 per diluted share, on sales of nearly $1.4 billion. There were three key items in the year-ago quarter that, on a combined basis, reduced income from continuing operations by $16 million after tax, or $0.23 per diluted share. (Please refer to Table 5 of the accompanying financial statements for details of key items.) For the remainder of this news release, financial results have been adjusted to exclude the effect of key items in both the current and prior-year quarters.

On an adjusted basis, Ashland’s income from continuing operations in the third quarter of fiscal 2016 was $122 million, or $1.95 per diluted share, versus $131 million, or $1.91 per diluted share, for the year-ago quarter.

During the third quarter:
•
Both Ashland Performance Materials (APM) and Valvoline reported sales and earnings results that were consistent with the outlook provided in late April. Ashland Specialty Ingredients (ASI) reported sales or volume growth in five key end markets and strong gross margins while maintaining good cost discipline. These results were offset by weakness in emerging regions, particularly China and Latin America.

•
As expected, headwinds from currency, weak energy markets and exited product lines receded significantly. The year-over-year impact of these headwinds reduced sales by approximately $40 million in the third quarter, with divestitures accounting for more than half of that figure. By comparison, the year-over-year headwinds impact in the second quarter was $60 million.

•	Net income totaled $71 million, a decrease of $36 million from a year ago.
•	Adjusted EBITDA rose 1 percent, to $294 million, while adjusted EBITDA margin increased 160 basis points, to 22.8 percent.

“Ashland’s performance in the third quarter reflected continued progress in executing our strategic plans as we prepare to separate into two independent, publicly held companies,” said William A. Wulfsohn, Ashland chairman and chief executive officer.

“Our first priority this year has been to drive the operational and strategic gains needed to meet our financial expectations. During the quarter, the overall performance at both APM and Valvoline were in line with our expectations. Within APM, composites posted another quarter of year-over-year margin expansion as pricing adjustments more than offset the impact of rising raw-material costs. Valvoline achieved its eleventh straight quarter of year-over-year EBITDA growth driven by higher volumes, improved channel and product mix, and good same-store sales growth at Valvoline Instant Oil ChangeSM (VIOC).

“Within ASI, the team made good progress on a number of strategic fronts, reporting sales or volume growth in pharmaceutical, hair care, nutrition, coatings and adhesives end markets. In addition, we continued to accelerate the innovation pipeline, particularly within hybrid chemistries where we believe we have a significant competitive advantage.

At the same time, ASI maintained strong gross margins and demonstrated good costdiscipline. While the combination of lower-than-expected personal-care volumes in China and Latin America, and the related impact on manufacturing costs, contributed to ASI’s earnings coming in below our outlook for the quarter, ASI’s overall year-over-year EBITDA trend continued to improve on a sequential basis,” Wulfsohn explained.

He said the second core priority has been effectively converting earnings to cash. During the first nine months of fiscal 2016, Ashland generated $435 million of operating cash flow from continuing operations, compared to a use of cash of $159 million in the first nine months of fiscal 2015. For the first nine months of fiscal 2016, Ashland generated free cash flow of $254 million, compared to $194 million for the same period a year ago.

Ashland’s third priority has been the effective allocation of capital, such as through the recently completed offering by a Valvoline subsidiary of $375 million aggregate principal amount of 5.500% senior notes due 2024. The proceeds have been used to repay borrowings under Ashland’s senior unsecured credit facilities.

The company’s fourth priority has been to complete the planned separation into two independent, publicly traded companies: Ashland Global Holdings Inc., composed of Ashland Specialty Ingredients and Ashland Performance Materials, and Valvoline Inc., composed of Ashland's Valvoline business segment. As described in a series of recent announcements and also outlined later in this news release, Ashland has passed a number of notable milestones on its way toward a planned separation.

Reportable Segment Performance
To aid understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments are described below on an adjusted basis and EBITDA, or adjusted EBITDA, is reconciled to operating income in Table 7 of this news release.

ASI reported sales or volume growth in five key end markets, strong gross margins and cost discipline, offset by weakness in some oral- and skin-care markets in emerging regions, particularly China and Latin America. Sales totaled $552 million, down 5 percent, with headwinds from weak energy markets and the company’s decision to divest or exit certain non-core product lines representing more than half of the decline. On a sequential basis, sales grew 4 percent, reflecting normal seasonality patterns and the receding headwinds. Adjusted EBITDA totaled $128 million and adjusted EBITDA margin remained healthy at 23.2 percent.

Within Consumer Specialties, sales declined 3 percent, on both an as-reported and currency-adjusted basis, versus the prior year. As expected, foreign currency translation had a negligible impact on the year-over-year results. Within pharmaceuticals, we continue to see good penetration of our controlled-release technologies with Ashland’s excipients customers. Our nutrition product line returned to growth due to new business gains in some emerging regions. Within hair care, ASI has strengthened its market position through leading-edge technology introductions and continued product innovation. These results were offset by weakness in oral- and skin-care end markets in China and Latin America.

Within Industrial Specialties, sales declined 7 percent. The previously mentioned headwinds from energy and divested product lines represented nearly all of this decline. As expected, the commercial team drove business gains in the developed regions, offset by further weakness in emerging regions. Within the core architectural coatings end market, ASI began to see the results from recent new business wins from several large customers in North America and Asia, driven by new technologies and applications. Energy sales declined versus the prior year, though the overall impact was less than in previous quarters, consistent with the expectation that ASI would begin lapping the energy headwind during the third quarter. Within Adhesives, recent product introductions helped generate continued growth.

Looking ahead to ASI’s fiscal fourth quarter, we have forecast continued weakness in emerging regions. Sales are expected to be in the range of approximately $520-$540 million. Growth of our high-value-add categories of products sold into higher-margin core growth end markets should lead to another strong margin performance, with expected EBITDA margins of 24-24.5 percent.

APM’s third-quarter results were consistent with the outlook provided in late April. Sales totaled $238 million, down 14 percent from prior year. EBITDA rose 11 percent, to $30 million, while adjusted EBITDA margin finished at 12.6 percent, up 290 basis points from a year ago. Composites posted another quarter of year-over-year margin expansion as pricing adjustments more than offset the impact of rising raw-material costs during the quarter. Volumes were generally soft across all regions. In Europe, volumes eased when compared to strong year-ago results for products used in residential construction markets. Slowing industrial growth in emerging regions – particularly China and Brazil – was reflected in lower volumes in these regions. Overall, Composites sales declined 11 percent for the quarter. The majority of this decline was due to lower pricing reflecting reduced raw-material costs when compared to the prior-year period. Within I&S, overall results were generally consistent with our prior outlook that butanediol (BDO) margins would decline, reflecting more aggressive pricing in the marketplace. Overall I&S volumes and sales declined by 3 percent and 21 percent, respectively, when compared to the prior year.

For the fourth quarter, we expect APM’s sales to be in the range of $220-$240 million, roughly in line with normal seasonality trends. We expect another quarter of solid margin performance within Composites to be offset by I&S pricing and volumes that remain well below prior-year levels. In addition, due to lower demand, APM has decided to pull forward a planned manufacturing plant turnaround that was previously scheduled for the first quarter of fiscal 2017. We expect APM’s EBITDA margin to be in the range of approximately 9-10 percent for the fourth quarter.

Valvoline reported strong third-quarter earnings with EBITDA rising 3 percent, to $119 million, due to increased promotional activity in the prior year. This marks the eleventh consecutive quarter of year-over-year EBITDA growth as Valvoline continued to execute its strategy of investing in higher-return opportunities within its core lubricants product lines. Results were driven by solid overall lubricant volume growth with particular strength among Do-It-For-Me (DIFM) customers, including both those served through installers and those served by VIOC. In total, lubricant volume grew by 3 percent and EBITDA margin increased by 110 basis points, to 23.8 percent, when compared to the prior year. At VIOC, same-store sales rose nearly 7 percent at company-owned sites. At the end of the third quarter, VIOC had a total of 1,055 company-owned and franchised stores within its network, a gain of 116 stores versus a year ago after including the acquisition of 89 Oil Can Henry’s stores earlier this year. Within Valvoline’s international channel, volume grew 6 percent, driven by continued strong execution of channel-

building efforts. Valvoline’s overall sales mix continued to improve, with U.S. premium branded lubricant sales volume increasing to 45.3 percent, a 450-basis-point increase from the prior year and a 70-basis-point gain from the second quarter of fiscal 2016.

Due to securities law restrictions associated with the planned separation, we are not providing a fourth-quarter outlook for the Valvoline business segment.

Ashland’s effective tax rate for the June 2016 quarter, after adjusting for key items, was 28 percent. For the fiscal fourth quarter, we expect the adjusted effective tax rate to be approximately 28 percent.

Update on Separation
Over the past several months, Ashland has achieved several milestones in its plan to separate into two independent, publicly traded companies.

Earlier this month, Ashland announced that a Valvoline subsidiary entered into a new delayed-draw credit agreement for senior secured bank facilities. The agreement provides for $1.325 billion in financing. As previously noted, Ashland also announced that a Valvoline subsidiary had closed an offering of $375 million aggregate principal amount of 5.500% senior notes due 2024. Ashland has used the net proceeds from the notes offering to repay borrowings under its senior unsecured credit facilities.

“Our teams have made tremendous progress over the past 10 months in preparing to stand up two great companies – each with the opportunity to customize its operations and invest its capital according to the specific global needs of the business. That work is continuing and we remain on track for separation,” Wulfsohn said.

Path Forward
“We are pleased with the performance of Valvoline. We are also pleased with the progress we have made in a number of ASI’s end markets, our margin management and our strong cost control within the chemicals group. At the same time, we are taking actions to drive growth across all of ASI’s end markets. We have on-boarded two new senior commercial leaders and have established dedicated leadership positions for the pharmaceutical and personal care end markets. Furthermore, to better leverage our scale, we have consolidated our global technical resources under the newly created position of chief technology officer. These moves are consistent with our ongoing strategic focus on enhancing our commercial excellence and increasing the impact of new product introductions,” he said.

“Finally, we believe the separation into two companies will enable the chemicals group to drive incremental cost savings in excess of $25 million over the next 18-24 months. These savings are expected to be driven largely by a redesign of our IT support infrastructure, the implementation of an enhanced global supply chain system, and the expansion of our global business service center in India.”

He continued: “Looking forward, in the near term, given the weakness in some emerging regions, we are taking a cautious approach to our outlook for ASI and APM for the fiscal fourth quarter. That said, we remain confident that our talented team, which is aligned around a clear strategy to leverage our technological innovation and applications expertise, combined with the aggressive actions we are taking, will drive profitable growth and create significant shareholder value.”

“In conclusion, we remain confident and excited that we are well on our way toward creating two great, independent companies,” Wulfsohn said.

Conference Call Webcast
Ashland will host a live webcast of its third-quarter conference call with securities analysts at 9 a.m. EDT Wednesday, July 27, 2016. The webcast and supporting materials will be accessible through Ashland’s website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
This news release includes certain non-GAAP (Generally Accepted Accounting Principles) measures. Such measurements are not prepared in accordance with GAAP and should not be construed as an alternative to reported results determined in accordance with GAAP. Management believes the use of EBITDA and Adjusted EBITDA measures assists investors in understanding the ongoing operating performance by presenting comparable financial results between periods. Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other charges that are highly variable from year to year, EBITDA and Adjusted EBITDA provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA and Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA and Adjusted EBITDA provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units and provide continuity to investors for comparability purposes.

The free cash flow metric enables Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, free cash flow includes the impact of capital expenditures from continuing operations, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustment for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided with this news release.

About Ashland
Ashland Inc. (NYSE: ASH) is a global leader in providing specialty chemical solutions to customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. Through our three business units – Ashland Specialty Ingredients, Ashland Performance Materials and Valvoline – we use good chemistry to make great things happen for customers in more than 100 countries. Visit ashland.com to learn more.

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C-ASH

Forward-Looking Statements
This news release contains forward-looking statements. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements include statements relating to status of the separation process, the plan to pursue an IPO of up to 20 percent of the common stock of Valvoline and the expected completion of the separation through the subsequent distribution of Valvoline common stock, the anticipated timing of completion of the planned IPO and subsequent distribution of the remaining Valvoline common stock, the plan to reorganize under a new public holding company to be called Ashland Global Holdings Inc. and Ashland’s and Valvoline’s ability to pursue their long-term strategies. In addition, Ashland may from time to time make forward-looking statements in its annual report, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, including the proposed separation of its specialty chemicals and Valvoline businesses, the proposed IPO of its Valvoline business, the expected timetable for completing the IPO and the separation, the proposal to reorganize under a new holding company, the future financial and operating performance of each company, strategic and competitive advantages of each company, the leadership of each company, and future opportunities for each company, as well as the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the possibility that the proposed IPO, new holding company reorganization or separation will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors or the failure to obtain shareholder approval of the new holding company reorganization; the potential for disruption to Ashland’s business in connection with the proposed IPO, new holding company reorganization or separation; the potential that the new Ashland and Valvoline do not realize all of the expected benefits of the proposed IPO, new holding company reorganization or separation or obtain the expected credit ratings following the proposed IPO, new holding company reorganization or separation; Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); the impact of acquisitions and/or divestitures Ashland has made or may make (including the possibility that Ashland may not realize the anticipated benefits from such transactions); severe weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in its most recent Form 10-K and its Form 10-Q for the quarterly period ended March 31, 2016 (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future event or otherwise. Information on Ashland’s website is not incorporated into or a part of this news release.

Non-solicitation
A registration statement relating to the securities of Ashland Global Holdings Inc. in connection with the reorganization of Ashland under a new holding company has been filed with the SEC but has not yet become effective. The securities subject to such registration statement may not be sold, nor may offers to buy such securities be accepted, before the time the registration statement becomes effective. This news release shall not constitute an offer to sell or a solicitation of an offer to buy such securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

Additional Information and Where to Find It
In connection with the reorganization, Ashland filed with the SEC the Ashland Global Holdings Inc. registration statement (the “Ashland Global Registration Statement”) that includes a proxy statement of Ashland Inc. that also constitutes a prospectus of Ashland Global Holdings Inc. with respect to the securities of Ashland Global Holdings Inc. (the Ashland Global Registration Statement has not yet been declared effective). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT ASHLAND INC., ASHLAND GLOBAL HOLDINGS INC. AND THE REORGANIZATION. A definitive proxy statement will be sent to shareholders of Ashland Inc. seeking approval of the reorganization after the Ashland Global Registration Statement is declared effective. The proxy statement/prospectus and other documents relating to the reorganization can be obtained free of charge from the SEC website at www.sec.gov.

Participants in Solicitation
This communication is not a solicitation of a proxy from any investor or shareholder. However, Ashland Inc., Ashland Global Holdings Inc. and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the reorganization under the rules of the SEC. Information regarding Ashland Inc.’s directors and executive officers may be found in its definitive proxy statement relating to its 2016 Annual Meeting of Shareholders filed with the SEC on December 4, 2015 and in the proxy statement/prospectus included in the Ashland Global Registration Statement. Information regarding Ashland Global Holdings Inc.’s directors and executive officers may be found in the proxy statement/prospectus included in the Ashland Global Registration Statement. These documents can be obtained free of charge from the SEC.

(1) Preliminary Results
Financial results are preliminary until Ashland’s Form 10-Q is filed with the SEC.

SM Service mark, Ashland or its subsidiaries, registered in various countries.
™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Ashland Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2016	2015	2016	2015

Sales	$1,290	$1,367	$3,700	$4,107
Cost of sales	854	939	2,449	2,845
GROSS PROFIT	436	428	1,251	1,262
Selling, general and administrative expense	244	216	726	645
Research and development expense	25	24	75	74
Equity and other income	8	8	23	16
OPERATING INCOME	175	196	473	559
Net interest and other financing expense	40	54	125	136
Net gain (loss) on divestitures	3	-	3	(118)
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	138	142	351	305
Income tax expense	41	27	76	55
INCOME FROM CONTINUING OPERATIONS	97	115	275	250
Income (loss) from discontinued operations (net of taxes)	(26)	(8)	(28)	113

NET INCOME	$71	$107	$247	$363

DILUTED EARNINGS PER SHARE
Income from continuing operations	$1.55	$1.68	$4.31	$3.61
Income (loss) from discontinued operations	(0.42)	(0.12)	(0.44)	1.63
Net income	$1.13	$1.56	$3.87	$5.24

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	63	68	64	69

SALES
Specialty Ingredients	$552	$579	$1,557	$1,722
Performance Materials	238	278	708	902
Valvoline	500	510	1,435	1,483
	$1,290	$1,367	$3,700	$4,107

OPERATING INCOME (LOSS)
Specialty Ingredients	$66	$75	$169	$200
Performance Materials	16	13	59	68
Valvoline	109	107	306	273
Unallocated and other	(16)	1	(61)	18
	$175	$196	$473	$559

Ashland Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	June 30	September 30
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$1,215	$1,257
Accounts receivable	908	961
Inventories	677	706
Other assets	111	169
Total current assets	2,911	3,093

Noncurrent assets
Property, plant and equipment
Cost	4,228	4,144
Accumulated depreciation	2,058	1,962
Net property, plant and equipment	2,170	2,182

Goodwill	2,567	2,486
Intangibles	1,086	1,142
Restricted investments	292	285
Asbestos insurance receivable	197	180
Equity and other unconsolidated investments	62	65
Deferred income taxes	213	212
Other assets	414	409
Total noncurrent assets	7,001	6,961

Total assets	$9,912	$10,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$716	$326
Current portion of long-term debt	55	55
Trade and other payables	477	573
Accrued expenses and other liabilities	423	488
Total current liabilities	1,671	1,442

Noncurrent liabilities
Long-term debt	3,316	3,348
Employee benefit obligations	989	1,076
Asbestos litigation reserve	696	661
Deferred income taxes	85	85
Other liabilities	421	405
Total noncurrent liabilities	5,507	5,575

Stockholders’ equity	2,734	3,037

Total liabilities and stockholders' equity	$9,912	$10,054

Ashland Inc. and Consolidated Subsidiaries				Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended		Nine months ended
	June 30		June 30
	2016	2015	2016	2015
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
FROM CONTINUING OPERATIONS
Net income	$71	$107	$247	$363
Loss (income) from discontinued operations (net of taxes)	26	8	28	(113)
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	86	85	254	255
Debt issuance cost amortization	3	10	9	17
Deferred income taxes	(1)	(4)	-	(16)
Equity income from affiliates	(4)	(4)	(12)	(12)
Distributions from equity affiliates	3	8	11	18
Stock based compensation expense	7	7	23	22
Loss on early retirement of debt	-	8	-	8
Gain on available-for-sale securities	(2)	(1)	(6)	(1)
Net loss (gain) on divestitures	(3)	-	(3)	118
Impairment of equity investment	-	-	-	14
Pension contributions	(9)	(563)	(24)	(592)
Losses on pension and other postretirement plan remeasurements	-	-	23	9
Change in operating assets and liabilities (a)	8	84	(115)	(249)
Total cash provided (used) by operating activities from continuing operations	185	(255)	435	(159)

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(78)	(61)	(181)	(147)
Proceeds from disposal of property, plant and equipment	-	1	3	2
Purchase of operations - net of cash acquired	(4)	(5)	(70)	(5)
Proceeds from sale of operations or equity investments	3	27	15	133
Funds restricted for specific transactions	(4)	-	(4)	(320)
Reimbursements from restricted investments	1	-	24	-
Proceeds from sales of available-for-sale securities	-	315	4	315
Purchases of available-for-sale securities	-	(315)	(4)	(315)
Proceeds from the settlement of derivative instruments	1	17	8	17
Payments from the settlement of derivative instruments	(2)	(5)	(2)	(5)
Total cash used by investing activities from continuing operations	(83)	(26)	(207)	(325)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
FROM CONTINUING OPERATIONS
Proceeds from issuance of long-term debt	-	1,100	-	1,100
Repayment of long-term debt	(14)	(559)	(50)	(559)
Premium on long-term debt repayment	-	(8)	-	(8)
Proceeds (repayment) from short-term debt	21	(2)	389	(98)
Repurchase of common stock	-	-	(500)	(397)
Debt issuance costs	(1)	(9)	(2)	(9)
Cash dividends paid	(24)	(26)	(72)	(72)
Excess tax benefits related to share-based payments	1	2	1	9
Total cash provided (used) by financing activities from continuing operations	(17)	498	(234)	(34)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	85	217	(6)	(518)
Cash provided (used) by discontinued operations
Operating cash flows	(11)	(16)	(30)	261
Investing cash flows	-	9	-	19
Effect of currency exchange rate changes on cash and
cash equivalents	5	(8)	(6)	(42)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	79	202	(42)	(280)
Cash and cash equivalents - beginning of period	1,136	911	1,257	1,393
CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,215	$1,113	$1,215	$1,113

DEPRECIATION AND AMORTIZATION
Specialty Ingredients	$61	$62	$184	$183
Performance Materials	14	14	40	44
Valvoline	10	9	29	28
Unallocated and other	1	-	1	-
	$86	$85	$254	$255
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Specialty Ingredients	$45	$43	$121	$95
Performance Materials	9	7	18	16
Valvoline	17	8	32	26
Unallocated and other	7	3	10	10
	$78	$61	$181	$147

(a) Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries				Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2016	2015	2016	2015
SPECIALTY INGREDIENTS
Sales per shipping day	$8.6	$9.0	$8.2	$9.1
Metric tons sold (thousands)	81.8	83.6	227.8	246.2
Gross profit as a percent of sales (a)	33.2%	32.8%	33.6%	32.4%
PERFORMANCE MATERIALS
Sales per shipping day	$3.7	$4.3	$3.7	$4.8
Metric tons sold (thousands)	114.6	118.2	337.1	366.0
Gross profit as a percent of sales (a)	19.4%	16.2%	20.7%	18.6%
VALVOLINE
Lubricant sales (gallons)	45.8	44.4	130.0	123.9
Premium lubricants (percent of U.S. branded volumes)	45.3%	40.8%	44.4%	40.0%
Gross profit as a percent of sales (a)	39.7%	37.0%	39.4%	35.5%

(a) Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.

Ashland Inc. and Consolidated Subsidiaries					Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended June 30, 2016
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Separation and restructuring costs	$(4)	$-	$-	$(28)	$(32)
Environmental reserve adjustment	(2)	-	-	(13)	(15)
Customer claim adjustment	5	-	-	-	5
Legacy benefit for former directors	-	-	-	11	11
All other operating income	67	16	109	14	206
Operating income (loss)	66	16	109	(16)	175

NET INTEREST AND OTHER FINANCING EXPENSE				40	40

NET GAIN ON DIVESTITURES				3	3

INCOME TAX EXPENSE (BENEFIT)
Key items				(6)	(6)
All other income tax expense				47	47
				41	41
INCOME (LOSS) FROM CONTINUING OPERATIONS	$66	$16	$109	$(94)	$97

	Three Months Ended June 30, 2015
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME
Restructuring	$(2)	$-	$-	$-	$(2)
Environmental reserve adjustment	-	-	-	(9)	(9)
All other operating income	77	13	107	10	207
Operating income	75	13	107	1	196

NET INTEREST AND OTHER FINANCING EXPENSE
Premiums, accelerated amortization and other debt refinancing costs				14	14
All other interest and other financing expense				40	40
				54	54

INCOME TAX EXPENSE (BENEFIT)
Key items				(9)	(9)
All other income tax expense				36	36
				27	27
INCOME (LOSS) FROM CONTINUING OPERATIONS	$75	$13	$107	$(80)	$115

Ashland Inc. and Consolidated Subsidiaries				Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
Free cash flow (a)	2016	2015	2016	2015
Total cash flows provided (used) by operating activities
from continuing operations	$185	$(255)	$435	$(159)
Adjustments:
Additions to property, plant and equipment	(78)	(61)	(181)	(147)
Discretionary contribution to pension plans	-	500	-	500
Free cash flows	$107	$184	$254	$194

(a)	Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment and other items Ashland has deemed non operational (if applicable).

Ashland Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)

	Three months ended
	June 30
Adjusted EBITDA - Ashland Inc.	2016	2015
Net income	$71	$107
Income tax expense	41	27
Net interest and other financing expense	40	54
Depreciation and amortization (a)	85	83
EBITDA	237	271
Loss from discontinued operations (net of taxes)	26	8
Operating key items (see Table 5)	31	11
Adjusted EBITDA	$294	$290

Adjusted EBITDA - Specialty Ingredients
Operating income	$66	$75
Add:
Depreciation and amortization	61	60
Key items (see Table 5)	1	2
Adjusted EBITDA	$128	$137

Adjusted EBITDA - Performance Materials
Operating income	$16	$13
Add:
Depreciation and amortization	14	14
Key items (see Table 5)	-	-
Adjusted EBITDA	$30	$27

Adjusted EBITDA - Valvoline
Operating income	$109	$107
Add:
Depreciation and amortization	10	9
Key items (see Table 5)	-	-
Adjusted EBITDA	$119	$116

(a)
Depreciation and amortization excludes accelerated depreciation of $1 million for Unallocated and other and $2 million for Specialty Ingredients for the three months ended June 30, 2016 and 2015, respectively, which are included as key items within this table.